Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Clinical Data to Net $19.5 Million Cash from the Sale of Vital Scientific
Sale Part of Plan to Focus on Strategic Pharmacogenomics Businesses
NEWTON, Mass. — October 26, 2007 — Clinical Data, Inc. (NASDAQ: CLDA) today announced the sale of Vital Scientific B.V., to the ELITech Group of Puteaux, France. Under terms of the agreement, ELITech will acquire Vital Scientific, a Netherlands-based in vitro diagnostics (IVD) business, for $15 million in cash. In addition, Clinical Data will retain approximately $4.5 million in cash from Vital Scientific immediately prior to the sale.
Drew Fromkin, President & CEO of Clinical Data said, “For the past year, we have been implementing a strategic plan to divest the IVD component of Clinical Data in order to devote all of our resources to our IP-driven pharmacogenomics tests and targeted therapeutics, as well as our genomics services division. The sale of Vital Scientific is the latest and most significant step in our successful execution of this plan and substantially completes our transformation into a leader in the genomics industry.”
“The acquisition of Vital Scientific is strategically important to the ELITech Group in that it complements the company’s current portfolio of IVD products and, in particular, its clinical reagents business,” said Pierre Debiais, President of the ELITech Group. “ELITech has an historical working relationship with Vital Scientific, acting as its distributor in France. I am delighted that we have been able to work with Clinical Data to complete this transaction, which will make the ELITech Group one of the few worldwide in vitro diagnostics suppliers with a thorough expertise in clinical chemistry reagent and instrumentation, from product design and manufacture to customer support.”
Under Clinical Data’s plan to divest its IVD business to focus exclusively on its most strategic assets, the Company has now completed three transactions. Previously, in November 2006, the Company completed the sale of its Australian unit, Vital Diagnostics, Pty., for net proceeds of $1.0 million, and in June 2007, the Company sold its US-based business, Clinical Data Sales and Service, Inc., for net proceeds of approximately $7.0 million.
About Clinical Data, Inc.
Clinical Data, Inc. is a global biotechnology company unlocking the potential of molecular discovery, From Targeted Science to Better HealthcareTM. Its PGxHealthTM division focuses on proprietary biomarker and pharmacogenetic test development as well as targeted therapeutics to help predict drug safety and efficacy, thereby reducing health care costs and improving clinical outcomes. Its CogenicsTM division provides genomics services to both research and regulated environments. Through these divisions, Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, doctors, scientists and health plans worldwide. Visit the company’s website at www.clda.com for more information.

About The ELITech Group
The ELITech Group (www.elitechgroup.com) is the largest independent distributor of in vitro diagnostic products in France and operates globally, leveraging products from its own biochemistry and microbiology reagents manufacturing facilities as well as third party products. In May 2007 Elitech acquired Wescor Inc, Utah USA (www.wescor.com) to broaden its biomedical products platform and to provide a base for business expansion in the USA. Elitech offers clinical, microbiology, immunology and electrophoresis products and sells via distributors and through its subsidiaries in the USA and several European countries.
For More Information

Clinical Data, Inc.	The ELITech Group
EVC Group, Inc.	Solange Nemer
Doug Sherk (investors)	ELITech GROUP
+1-415-896-6820	12-12 bis, rue Jean Jaurès
92800 PUTEAUX — FRANCE
Steve DiMattia (media)	TEL. +33 (0)1 41 45 07 10
+1-646-201-5445	FAX +33 (0)1 41 45 07 19
s.nemer@elitechgroup.com
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information about Clinical Data that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully introduce our new pharmacogentic and molecular diagnostics products and services; our ability to expand our long-term business opportunities; our ability to maintain normal terms with our customers and partners; financial projections and estimates and their underlying assumptions; and statements regarding future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether our PGxPredict™ pharmacogenomics tests and Cogenics molecular services offerings will gain wide acceptance in the market; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and other risks contained in our various SEC reports and filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
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